Exhibit 10 (a)(a)

                              EMPLOYMENT AGREEMENT

     Employment Agreement dated as of December 15, 1997, between PHARMOS CORPORATION, a Nevada corporation (with its successors and assigns, referred to as the "Corporation"), and ROBERT W. COOK, (hereinafter referred to as "COOK").

                              PRELIMINARY STATEMENT

     The Corporation desires to employ COOK as Vice President - Finance/Chief Financial Officer of the Corporation, and COOK wishes to be employed by the Corporation, upon the terms and subject to the conditions set forth in this Agreement. The Corporation and COOK also wish to enter into the other agreements set forth in this Agreement, all of which are related to COOK's employment under this Agreement.

                                    AGREEMENT

     COOK and the Corporation therefore agree as follows:

     1. Term of Employment. The Corporation hereby employs COOK and COOK hereby accepts employment with the Corporation for the period (the "Initial Term") commencing on January 1, 1998 (the "Commencement Date"), and ending on January 1, 1999, or upon the earlier termination of the Term pursuant to Section 6. The Term will be extended automatically for an additional one year period (the "Additional Term"; together with the Initial Term, the "Term"), unless either party delivers written notice to the other of its or his election not to renew, subject to the terms set forth in section 6. The termination of the Term for any reason shall end COOK's employment under this Agreement, but shall not terminate COOK's or the Corporation's other agreements in this Agreement.

     2. Position and Duties. During the Term, COOK shall serve as Vice President -Finance/Chief Financial Officer of the Corporation, which title shall be adjusted as necessary to maintain its seniority in the event of subsequent changes in the Corporation's title structure. COOK shall also hold such additional positions and titles as the CEO of the Corporation or President may determine from time to time. COOK shall report to the CEO and the President. During the Term, COOK shall devote his full time and attention to performing his duties as an employee of the Corporation.

     3. Compensation.

     (a) Base Salary. The Corporation shall pay COOK a base salary, beginning on the first day of the Initial Term and ending on the last day of the Initial Term, of not less than $165,000 per annum, payable monthly on the Corporation's regular pay cycle for professional

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employees. Additionally, on the Commencement Date, the Corporation shall pay
COOK $20,000 as a one time signing bonus, in consideration for electing to join the Corporation.

     (b) Stock Options and Warrants. The Corporation shall grant to COOK no fewer than 100,000 options or warrants to purchase Common Stock of the Corporation (the "Initial Grant"). Of these options or warrants, 25% shall vest immediately; and 25% will vest on each of the first, second and third anniversaries of the Commencement Date. Such Options or Warrants will be granted simultaneously with the Corporation's next grant of Options or Warrants to employees, but in any event, no later than March 31, 1998. The exercise price thereof will be the closing price of the Corporation's Common Stock as reported on NASDAQ, on the date immediately prior to the date of the grant. The Option or Warrant grant will be reflected in an agreement in the form currently provided to existing employees.

     (c) Other and Additional Compensation. Section 3(a) establishes the minimum compensation during the Term and shall not preclude the Board of Directors ("the Board") from awarding COOK a higher salary or any bonuses or stock options in the event of a successful financing or otherwise, and in any event, in the discretion of the Board.

     4. Employee Benefits. During the Term, COOK shall be entitled to the employee benefits, including 3 weeks vacation, a 401(k) plan, and current health, dental and life insurance benefits made available by the Corporation.

     5. Expenses. The Corporation shall reimburse COOK for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses. The Corporation shall, in addition, provide COOK with a monthly allowance of up to $400, to defray his local transportation expenses in connection with his activities at the Corporation.

     6. Termination.

     (a) General. The Term shall end immediately upon COOK's death, and for Cause or Disability, as defined in Section 7. In addition, the Corporation may elect to terminate this Agreement at any time by giving 180 days' prior written notice, during the Initial Term, and by giving 90 days' prior written notice during the entire Additional Term. COOK may elect to terminate this Agreement at any time by giving 60 days' prior written notice at any time during the Term. Upon the Corporation's termination of the Term for Cause, COOK shall have ten
(10) days to cure said Cause.

     (b) Notice of Termination. The Corporation shall notify COOK in writing of its termination of employment for Cause or Disability. The Corporation's failure to give notice under this Section 6(b) shall not, however, affect the validity of the Corporation's termination of the Term.

     (c) Termination for Cause. Upon the Corporation's termination of the Term for Cause, as defined in Section 7(a), below, all compensation due COOK under this

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Agreement will cease. Moreover, all options and warrants to purchase Common
Stock of the Corporation shall expire upon such termination.

     (d) Termination upon Change in Ownership. In the event that the Corporation terminates its relationship with COOK pursuant to a change of ownership of at least fifty percent (50%) of the outstanding Common Stock of the Corporation (on a fully converted basis) by sale, merger, consolidation or other means (a "Change in Ownership"), certain options and warrants to purchase Common Stock of the Corporation included in the Initial Grant shall fully vest subject to the following schedule:

     1. During the Initial Term, 25,000 options or warrants will vest fully, (in addition to the 25,000 options or warrants that fully vest upon the execution of this Agreement).

     2. During the Additional Term, 50,000 options or warrants will vest fully.

     7. Definitions.

     (a) "Cause" Defined. "Cause" means (i) willful malfeasance or willful misconduct by COOK in connection with his employment; (ii) COOK's gross negligence in performing any of his duties under this Agreement; (iii) COOK's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony (iv) COOK's material breach of any written policy applicable to all employees adopted by the Corporation; or (v) material breach by COOK of any of his agreements in this Agreement.

     (b) Disability Defined. "Disability" shall mean COOK's incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine-month period). During a period of Disability, COOK shall continue to receive his base salary hereunder, provided that if the Corporation provides COOK with disability insurance coverage, payments of COOK's base salary shall be reduced by the amount of any disability insurance payments received by COOK due to such coverage.

     8. Confidentiality.

     (a) "Corporation Information" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

     (b) Confidentiality. COOK hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public

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domain disclosed by the Corporation in the course of his employment with the
Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. COOK therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that COOK is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, COOK will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, COOK may furnish the material so required to be furnished, but COOK will furnish only that portion of the Corporation Information that legally is required.

     9. Successors and Assigns.

     (a) COOK. This Agreement is a personal contract, and the rights and interests that the Agreement accords to COOK may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of COOK shall be for the sole personal benefit of COOK, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against COOK. Except as so provided, this Agreement shall inure to the benefit of and be binding upon COOK and his personal representatives, distributees and legatees.

     (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns.

     10. Entire Agreement. This Agreement represents the entire agreement between the parties concerning COOK's employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between COOK and the Corporation relating to the subject matter of this Agreement.

     11. Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by COOK and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

     12. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:


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If to COOK:                    Robert W. Cook
                               119 Hunterdon Blvd.
                               Murray Hill NJ 07974
                               Attention: Robert W. Cook

If to the Corporation:         Pharmos Corporation
                               33 Wood Avenue S. Suite 466
                               Iselin, NJ 08630
                               Attention: President

with a copy to:                Ehrenreich Eilenberg Krause & Zivian
                               11 East 44th Street
                               New York, NY 10017
                               Attention: Adam D. Eilenberg, Esq.


Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

     13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and COOK that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

     14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

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     16. Withholding Taxes. All salary, benefits, reimbursements and any other payments to COOK under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

     18. Applicable Law: Jurisdiction. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against COOK with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of New York, as the Corporation may elect in its sole discretion, and COOK hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                             /S/ROBERT. W. COOK
                                            ------------------------------------
                                            ROBERT W. COOK




                                            PHARMOS CORPORATION


                                            By: /s/GAD RIESENFELD
                                                --------------------------------
                                                 Gad Riesenfeld, President

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